AMENDMENT NO. 4 TO LOAN AGREEMENT

This Amendment No. 4 (the "Amendment") dated as of July 31, 2016, is between Bank of America, N.A. (the "Bank") and Wayfair LLC (the "Borrower").

RECITALS

A. The Bank and the Borrower entered into a certain Loan Agreement dated as of October 29, 2012 (together with any previous amendments, the "Agreement").

B. The Bank and the Borrower desire to amend the Agreement. This Amendment shall be effective on July 31, 2016 subject to any conditions stated in this Amendment.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1	In Paragraph 1.1, is hereby amended to read in its entirety as follows:

1.1 Line of Credit Amount.

(a)
During the availability described below, the Bank will provide a line of credit to the Borrower (“Facility No. 1”). The maximum amount of Facility No. 1 commitment (the “Facility No. 1 Commitment”) is Twenty Million and 00/100 Dollars ($20,000,000.00). One hundred percent (100%) of Facility No. 1 may be used for letter of credit issuance. Direct borrowings will be capped at all times not to exceed Five Million and 00/100 Dollars ($5,000,000.00). At no time can the combined exposure of direct borrowings and letters of credit exceed Twenty Million and 00/100 Dollars ($20,000,000.00). The Bank has also agreed to continue to provide a card program to the Borrower (“Card Program”) in the amount of Forty-Five Million and 00/100 Dollars ($45,000,000.00). In no event shall the Facility No. 1 Commitment together with the commitment under the Card Program exceed at any time Sixty-Five Million and 00/100 Dollars ($65,000,000.00).

(b)
The Facility No. 1 is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them subject to the maximum amount limitations set forth in paragraph (a) above.

(c)
The Borrower agrees not to permit the principal balance outstanding under Facility No. 1 to exceed the Facility No. 1 Commitment as such commitment may be reduced from time to time by the Card Program. If the Borrower exceeds the applicable limitation, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

2.2 In Paragraph 1.2, the date "July 31, 2016" is changed to "July 31, 2017".

2.3 Paragraph 1.4 is hereby amended to read in its entirety as follows:

1.4 Interest Rate.
(a)    The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus 1.75 percentage point(s).

(b)    The LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.4 Paragraph 1.6 is hereby amended to read in its entirety as follows:

1.6 Letters of Credit.

(a)
As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue commercial and standby letters of credit for the account of the Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Twenty Million and 00/100 Dollars ($20,000,000.00). Additionally, the sum of (i) the amount of commercial letters of credit outstanding (including the drawn and unreimbursed amounts of the letters of credit), plus (ii) the face amount of outstanding acceptances, may not exceed in the aggregate at any one time Twenty Million and 00/100 Dollars ($20,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower; not to exceed three hundred sixty-five (365) days; provided however, that no Letter of Credit shall have an expiration date more than one hundred eighty (180) days beyond the Facility No. 1 Expiration Date. Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers written notice to the contrary. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility No. 1 Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(b)    The following letters of credit are outstanding from the Bank for the account of the Borrower:

Letter of Credit Number        Amount

SLC TDP 00000068093418        $122,500.00
SLC TDP 00000068093419         $150,000.00
SLC TDP 00000068093420        $4,508,257.10
SLC TDP 00000068093421        $1,237,017.60
SLC APP 00000068093423        $1,000,000.00
SLC APP 00000068093424         $93,425.00
SLC APP 00000068093425        $750,135.51
SLC APP 00000068093426        $107,520.00
SLC APP 00000068093427        $2,189,445.62
SLC APP 00000068093428        $267,144.32

As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

(c)    The Borrower shall pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 2.25% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

2.5 Paragraph 7.2 is hereby amended to read in its entirety as follows:

7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.
(a)    Within 60 days of the fiscal year end, the annual financial statements of the Borrower. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(b)    Copies of the Form 10-K Annual Report for the Borrower in form and content acceptable to the Bank, within 120 days after the date of filing with the Securities and Exchange Commission. The statements shall be prepared on a consolidated basis.

(c)    Copies of the Form 10-Q Quarterly Report for the Borrower in form and content acceptable to the Bank, within 45 days after the date of filing with the Securities and Exchange Commission. The statements shall be prepared on a consolidated basis.

(d)    Within 60 days of the end of each fiscal year and within 45 days of the end of each quarter, (including the last period in each fiscal year), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto. The statements shall be prepared on a consolidated basis.

(e)    Such additional financial information regarding the Borrower or any guarantor, pledgor, accommodation party or other obligor with respect to the loan as the Bank shall request.

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

4. Conditions. The effectiveness of this Amendment is conditioned upon the Bank’s receipt of the following items, in form and content acceptable to the Bank:

4.1 A fully executed counterpart of this Amendment from the Borrower and each guarantor and/or collateral pledgor (collectively, a “Credit Support Provider”) in form satisfactory to the Bank.
4.2 If the Borrower or any Credit Support Provider is anything other than a natural person, evidence that the execution, delivery, and performance by the Borrower and/or such Credit Support Provider of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.

Bank of America, N.A.

By: /s/ Christopher P. Busconi
Christopher P. Busconi
Senior Vice President

Borrower:

Wayfair LLC

By: /s/ Nicholas C. Malone (Seal)
Nicholas C. Malone
Chief Administrative Officer & Treasurer

CONSENT AND REAFFIRMATION
OF GUARANTORS AND PLEDGORS

Each of the undersigned (collectively referred to as the “Credit Support Providers”) is a guarantor of, and/or is a pledgor of collateral for, the Borrower’s obligations to the Bank under the Agreement. Each Credit Support Provider hereby (i) acknowledges and consents to the foregoing Amendment, (ii) reaffirms its obligations under its respective guaranty in favor of the Bank and/or under any agreement under which it has granted to the Bank a lien or security interest in any of its real or personal property, and (iii) confirms that such guaranty and other agreements, including but not limited to any Waiver of Jury Trial or Dispute Resolution Provision contained therein, remain in full force and effect, without defense, offset, or counterclaim. (Capitalized terms used herein shall have the meanings specified in the foregoing Amendment.)

Although each of the undersigned has been informed of the terms of the Amendment, each understands and agrees that the Bank has no duty to so notify it or any other guarantor/pledgor or to seek this or any future acknowledgment, consent or reaffirmation, and nothing contained herein shall create or imply any such duty as to any transactions, past or future.

Dated as of July 31, 2016.

Business Entity Credit Support Provider:

Wayfair Inc

By: /s/ Nicholas C. Malone (Seal)
Nicholas C. Malone
Chief Administrative Officer & Treasurer